Registered Trademark Certificate

Approved commodities: (Type 16)

Grainypaper, color crepe paper, Paper baby diaper, beer coaster, newspaper, magazines, etc.

Registrant: Mr. Liu Rui Sheng

Registrant address: No.2 Chang zhong Road, Chang An town, Dongguan, China

Regirstration Period: From 7th Oct, 2004 to 26th Oct, 2014

Issue by:(Stamped) China Administration for Industry and Commerce

Approved proof of Trademark Transferred
Approved No. 3404040 Trademark transferred

Transferee: Dongguan CHDITN Printing Co, Ltd

Transferee Address: 6th Economic Develop area, Wusha Liwu,
                  Chang An Town, Dongguan City.

Note: -This prood of Trademark transferred should use along with the Registered Trademark certificate;
-The Date on the Proof would be same as the effective date of the trademark transferred;
-If there are more than one Transferees, the first one would be the representative, and the transferee address would be the representative address.